Exhibit 10.18

EXECUTION COPY

ROLLOVER OPTION AGREEMENT

This Rollover Option Agreement (this “Agreement”) is made effective as of January 27, 2008 (hereinafter referred to as the “Date of Grant”), between Harrah’s Entertainment, Inc. (the “Company”) and Gary W. Loveman (“Participant”).

R E C I T A L S:

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of December 19, 2006, among Hamlet Holdings LLC, Hamlet Merger Inc. (“Merger Sub”) and the Company (the “Merger Agreement”), at the Effective Time (as defined in the Merger Agreement), Merger Sub will merge with and into the Company and the Company will be the surviving entity in the Merger (as defined in the Merger Agreement);

WHEREAS, Participant is employed by the Company (the terms and conditions of which are governed by the employment agreement by and between Participant and the Company, dated as of the Date of Grant (the “Employment Agreement”)) and, through such employment, provides services to the Company and its Affiliates;

WHEREAS, in resolutions duly adopted by the board of directors of the Company on November 6, 2007 in connection with the Merger, the board of directors resolved that securities held by Participant could be converted into the right to receive shares of or the right to shares of Harrah’s Entertainment, Inc.;

WHEREAS, the Company intends to adopt a new stock option plan, the Harrah’s Entertainment, Inc. Management Equity Incentive Plan (the “Plan”), substantially in the form attached hereto as Exhibit A, and to issue options to purchase shares of non-voting common stock, par value $0.01 per share of the Company (“Non-Voting Shares”);

WHEREAS, in connection with the Merger, immediately prior to the Effective Time, the option to purchase common stock of the Company (the “Prior Option”), which is set forth on Schedule A to this Agreement, will be converted into the option (the “Rollover Option”) to purchase Non-Voting Shares pursuant to the terms of this Agreement.

NOW, THEREFORE, IT IS AGREED, by and between the Company and Participant as follows:

1.

Option Conversion and Exercise Price. As a result of the transactions contemplated by the Merger Agreement, if the Prior Option were outstanding immediately prior to the Effective Time, absent an election to roll over the Prior Option, Participant would be entitled to receive, on or as soon as practicable following the Effective Time, an amount in cash equal to the product of (a) the total number of Shares (as defined in the Merger Agreement) subject to the Prior Option and (b) the difference between the Merger Consideration (as defined in the Merger Agreement) and the per Share exercise price of the Prior Option, less any applicable withholding taxes (such amount, the “Prior Option Merger Consideration”). By executing this Agreement, the Company agrees that at the Effective Time (i) the Prior Option will not be converted into an amount equal to the

Prior Option Merger Consideration in accordance with the terms of the Merger Agreement and (ii) subject to the terms of this Agreement and the occurrence of the Effective Time, the Prior Option will be converted into the Rollover Option exercisable with respect to 133,133 Non-Voting Shares. By executing this Agreement, Participant agrees that (x) Participant will not, prior to the Effective Time, exercise the Prior Option and (y) immediately prior to the Effective Time, Participant will cease to have any rights with respect to the Prior Option. Subject to the terms of this Agreement (which preserve the intrinsic aggregate “spread value” of the Prior Option in respect of which the Rollover Option is issued) and to the occurrence of the Effective Time, the Prior Option shall be converted, effective as of the Effective Time, into a Rollover Option with respect to 133,133 Non-Voting Shares. The exercise price per Non-Voting Share underlying the Rollover Option shall be $25.00.

2.	Definitions. Except where the context clearly implies or indicates the contrary, any term used in this Agreement but not defined herein shall have the meaning given such term in the Plan.

3.	Vesting. The Rollover Option granted hereby is immediately exercisable upon the Date of Grant with respect to 100% of the Non-Voting Shares subject to such Rollover Option.

4.	Expiration Date. The Rollover Option shall expire on the “Expiration Date”, which shall be the earliest to occur of (a) June 17, 2012, (b) 10 days after the Participant’s Employment is terminated for Cause; (c) one year following the termination of the Participant’s Employment by reason of the Participant’s death; (d) 180 days following the termination of the Participant’s Employment by reason of the Participant’s Disability or Retirement; (e) 120 days after the date the Participant’s Employment is terminated (i) by the Company for any reason other than Cause, death or Disability or (ii) by the Participant for Good Reason; and (f) 60 days following the termination of the Participant’s Employment by the Participant without Good Reason.

5.	Effective Time Deadline. If the Effective Time does not occur on or before February 29, 2008 (the “Effective Time Deadline”), this Agreement will be canceled and Participant will have no rights with respect hereto; provided, that if the Company determines on or before the Effective Time Deadline and in good faith that the Effective Time is likely to occur on or before March 15, 2008, the Effective Time Deadline shall automatically be extended to March 15, 2008.

6.	Representations; Acknowledgements of Participant. By signing below, Participant hereby represents and warrants to the Company that:

(a)	Participant has the requisite power, authority and capacity to execute this Agreement, to perform Participant’s obligations under this Agreement and to consummate the transactions contemplated hereby;

(b)

this Agreement has been duly and validly executed and delivered by Participant and constitutes Participant’s legal, valid and binding obligation, enforceable against Participant in accordance with its terms, except to the extent that such validly binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws relating to or affecting creditors’ rights generally;

(c)	Participant is the sole record and beneficial owner of the Rollover Option and Participant has good, valid and marketable title to the Rollover Option, free and clear of any charge, mortgage, pledge, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third-party rights or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing (other than such restrictions contained in the agreement granting the Prior Option and the equity plan pursuant to which the Prior Option was granted);

(d)	the Rollover Option is being acquired for Participant’s own account, for investment purposes only and not with a view to or in connection with any distribution, reoffer, resale, public offering or other disposition thereof not in compliance with the Securities Act of 1933, as amended (the “Securities Act”), as may be amended from time to time, or any applicable United States federal or state securities laws or regulations;

(e)	Participant understands that the Non-Voting Shares underlying the Rollover Option have not been registered under the Securities Act, and that this transaction may be made in reliance on one or more exemptions for private offerings or offerings outside the United States or to non-U.S. persons;

(f)	Participant possesses such expertise, knowledge, and sophistication in financial and business matters generally, and in the type of transaction in which the Company proposes to engage in particular to evaluate the merits and risks of this investment opportunity;

(g)	Participant understands and has carefully considered the risks relating to the Company and this investment opportunity including that (i) an investment in the Rollover Option involves a high degree of risk, and Participant may lose the entire amount of Participant’s investment, (ii) the Company does not expect to pay dividends for the foreseeable future, (iii) the Non-Voting Shares underlying the Rollover Option are illiquid, and Participant must bear the economic risk of an investment in the Rollover Option for an indefinite period of time unless the Non-Voting Shares underlying the Rollover Option are subsequently registered under the Securities Act or an exemption from such registration is available, (iv) there is no existing public or other market for the Non-Voting Shares underlying the Rollover Option, and there can be no assurance as to when, or whether, any such market will develop, or that Participant will be able to sell or dispose of the Non-Voting Shares underlying the Rollover Option;

(h)	Participant (i) has adequate means of providing for Participant’s current needs and possible contingencies, and Participant has no need for liquidity in Participant’s investment in the Company, and (ii) can bear the economic risk of losing Participant’s entire investment in the Company;

(i)	prior to making Participant’s investment decision Participant (i) has had access to all of the information and individuals with respect to the Non-Voting Shares underlying the Rollover Option and Participant’s investment that Participant deems necessary to make a complete evaluation thereof, and (ii) has been afforded the opportunity to ask such questions as Participant deemed necessary, and to receive answers from, representatives of the Company concerning the merits and risks of investing in the Rollover Option, including, without limitation, the restrictive and other provisions of the Management Investor Rights Agreement among the Company and the parties thereto (the “MIRA”);

(j)	no representations or warranties, oral or otherwise, have been made to Participant or any party acting on Participant’s behalf that are inconsistent with the written materials which have been supplied to Participant by the Company;

(k)	Participant has had an opportunity to consult an independent tax and legal advisor and Participant’s decision to acquire the Rollover Option for investment has been based solely upon Participant’s evaluation;

(l)	Participant is aware that the Internal Revenue Service (“IRS”) or other relevant taxing authority may take a position regarding the rollover contemplated in this Agreement and/or the tax classification of the Company and the Rollover Option contrary to that intended by the Company as provided in this Agreement and Participant shall be solely responsible for any and all tax or other liabilities that may result from the IRS’s or other relevant taxing authority’s position; and

(m)	Participant is aware that the MIRA provides significant restrictions on Participant’s ability to dispose of the Non-Voting Shares underlying the Rollover Option.

Participant further represents and warrants to the Company that Participant is an “accredited investor” as defined in Rule 501(a) under the Securities Act because Participant is either:

1.	A person whose individual net worth, or joint net worth with Participant’s spouse, exceeds $1,000,000; OR

2.	A person whose income exceeded $200,000 in each of the two most recent years, or joint income with Participant’s spouse exceeded $300,000 in each of those years, and Participant has a reasonable expectation of reaching the same income level in this year.

By electing to not exercise Participant’s Prior Option pursuant to this Agreement, Participant acknowledges that Participant is instructing the Company and its Affiliates to distribute to Participant, following the Effective Time, the Rollover Option instead of cash, as described above, and Participant hereby acknowledge that Participant does not have, and will not assert that Participant has, any claim against the Company, the Majority

Holders (as defined below) or their respective Affiliates to receive the Prior Option Merger Consideration or any other payment in exchange for the Prior Option, except as contemplated herein.

The “Majority Holders” shall mean, collectively or individually as the context requires, Apollo Management VI, L.P., TPG Capital, L.P. and their respective Affiliates and the Majority Holders shall be third-party beneficiaries for purposes of enforcing the immediately preceding paragraph of this Agreement.

7.	Representations; Acknowledgements of the Company. By providing this Agreement to Participant, the Company hereby represents and warrants to Participant that:

(a)	The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as is now being conducted and as proposed to be conducted immediately after the Merger and to deliver or cause to be delivered this Agreement and the MIRA and to consummate the transaction contemplated hereby;

(b)	The Company has or prior to the Merger will have taken all corporate action required to authorize the execution and delivery of this Agreement and the MIRA and to authorize the issuance of the Rollover Option and the Non-Voting Shares underlying the Rollover Option;

(c)	The Non-Voting Shares issued upon exercise of the Rollover Option and upon delivery of the exercise price therefor, will be duly authorized, validly issued, fully paid and non-assessable, and issued free and clear of restrictions on transfer, other than those set forth in the MIRA and applicable federal and state securities laws.

8.	Other Company Interests. Participant acknowledges that any other equity or equity-based interests that Participant holds in the Company that Participant does not elect to roll over will be treated in accordance with the Merger Agreement.

9.	Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action. This Agreement is intended to comply with Section 409A of the Code and any guidance issued thereunder and shall be interpreted, operated and administered accordingly.

10.

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

11.	Limitation on Transfer. The Rollover Option shall be exercisable only by Participant or Participant’s Permitted Transferee(s), as determined in accordance with the terms of the Plan (including without limitation the requirement that the Participant obtain the prior written approval by the Committee of any proposed Transfer to a Permitted Transferee during the lifetime of the Participant). Each Permitted Transferee shall be subject to all the restrictions, obligations, and responsibilities as apply to Participant under the Plan and this Agreement and shall be entitled to all the rights of Participant under the Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Rollover Option shall become exercisable and/or expire based on the Employment and termination of Employment of Participant. All Non-Voting Shares obtained pursuant to the Rollover Option granted herein shall not be transferred except as provided in the Plan and, where applicable, the Management Investor Rights Agreement.

12.	No Special Employment Rights. Nothing contained in the Plan shall confer upon Participant any right with respect to the continuation of Employment or interfere in any way with the right of the Company or an Affiliate, subject to the terms of the Employment Agreement to the contrary, at any time to terminate such Employment or to increase or decrease Participant’s compensation from the rate in existence at the time of the grant of the Rollover Option, subject to the terms of the Employment Agreement.

13.	For purposes of the MIRA, Non-Voting Shares acquired upon the exercise of the Rollover Option shall be treated as “Rollover Shares” as defined in the MIRA.

14.	Participant’s Undertaking and Consents. The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement and the Plan. The Participant hereby consents to the collection, retention, use, processing and transfer of the Participant’s personal data by the Company and any of its Affiliates, any administrator of the Plan, the Company’s registrars or brokers for the purposes of implementing and operating the Plan.

15.

Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter, except to the extent of any conflict between the provisions hereof and the Employment Agreement.

16.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

17.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

18.	Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Rollover Option shall be final and conclusive. The Participant further acknowledges that, prior to the occurrence of an Initial Public Offering, no exercise of the Option or any portion thereof shall be effective unless and until the Participant has executed the Management Investor Rights Agreement and the Participant hereby agrees to be bound thereby with respect to any Non-Voting Shares that the Participant acquires upon exercise of the Rollover Option.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and Gary W. Loveman has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement, the Plan and the Management Investor Rights Agreement as of the day and year first written above.

Harrah’s Entertainment, Inc.

/s/ Stephen H. Brammell
By:	Stephen H. Brammell
Title:	Senior Vice President and General Counsel

GARY W. LOVEMAN

/s/ Gary W. Loveman